Exhibit 10.2
MEMORANDUM OF UNDERSTANDING
Between
STILLWATER MINING COMPANY
NYE AND COLUMBUS FACILITIES
And
USW Local 11-0001
For the purpose of calculating the unused Sick and Personal day payout due in September, 2007 to the eligible members of LU 11-0001, the following is agreed:
•	Employees that had their basic work day changed from 12 to 10 hours per day due to the schedule change implemented in March, 2007 will receive a prorated payout for their unused Sick and Personal days, provided they had not bid to a different classification as of the cut off date of July 10, 2007.

•	The prorated amount for each employee specified above will be the contractually stipulated payout based on their current 10 hour shift plus 75% of the difference between their payout calculated at 10 hours per day and calculated at 12 hours per day. Example: Employee A was a Mechanic on a 12 hour shift prior to the schedule change in March. He was still a Mechanic as of 7/10/2007 and his regular shift had been changed to 10 hours per day. As of 7/10/2007, he had used a total of 2 of his 6 available Sick/Personal days. He would receive pay out of 46 hours at time and one half. (4 days at 10hrs/day plus 75% of the difference between 40 and 48 hours)
This Memorandum of Understanding is specific to the situation described above and is made without establishing a practice or precedent in this or any other matter.

Stillwater Mining Company

Company Official	Date

USW Local 11-0001

Union Official	Date